Veoneer Receives Award from Global Automaker to Develop Next Generation Lidar Systems

(Stockholm, Sweden, January 7, 2019) - Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), the world’s largest pure-play company focused on Advanced Driver Assistance Systems (ADAS) and Automated Driving, has been awarded a contract by a global automaker to design and manufacture a mass production lidar systems for autonomous vehicles.

Veoneer’s lidar systems use a pulsed laser to detect distance, velocity and angle with high precision. The lidar can classify objects, detect lane markings, and may also be used to accurately position an autonomous vehicle relative to a high definition map.

Veoneer is commercializing an automotive grade surround view lidar system using Velodyne's scalable lidar reference design and core 3D firmware technology. Veoneer will serve as the primary commercial and technical interface to the global automaker for this awarded business. Under a separate Technical License Agreement, Velodyne will transfer a detailed reference design enabling Veoneer to take responsibility for the automotive design including implementation of cybersecurity and functional safety features for the lidar system.

“Lidar is a critical sensor for enabling autonomous vehicles,” says Jan Carlson, Chairman, President and CEO, Veoneer, Inc. “We are proud to get this opportunity to supply next generation lidar systems to a global automaker, it further strengthens our development in providing trusted, innovative solutions for the auto industry.”

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Veoneer designs and manufactures products and solutions for active safety, autonomous driving, occupant protection and brake control. Our purpose is to create trust in mobility. Veoneer is a new technology company that is building on a heritage of more than 60 years of automotive safety development. Veoneer and its joint-ventures has 8,300 employees in 13 countries. Headquartered in Stockholm, Sweden, Veoneer is listed on the New York Stock Exchange and on Nasdaq Stockholm.
Safe Harbor Statement: This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Veoneer, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.